EXHIBIT 10.21

Amendment Three to Letter Agreement

            WHEREAS, this Amendment Three to Letter Agreement shall be effective January 1, 2002, and amends that certain Letter Agreement made between NeoRx Corporation (hereinafter referred to as NeoRx), 410 West Harrison Street, Seattle, WA 98119, and Bay City Capital BD LLC (hereinafter referred to as Bay City), 750 Battery, Suite 600, San Francisco, CA 94111, said original Letter Agreement being dated August 16, 2000 (and agreed to and accepted by NeoRx Corporation on August 31, 2000) and as amended, and

                WHEREAS, the parties wish to extend the term of said Letter Agreement and further wish to provide for increased compensation to be paid to Bay City for services rendered.

                NOW, THEREFORE, the Letter Agreement, as amended, shall be extended to January 1, 2003 and, further, paragraph 5 (a) of said Letter Agreement shall be modified to provide for increased compensation as follows:

                “5(a):  A retainer fee of Eighty Thousand Dollars ($80,000) shall be payable by NeoRx to Bay City on a quarterly basis; payment due dates shall be January 1, April 1, July 1 and October 1.”

                All other terms and conditions of the Letter Agreement shall remain in full force and effect, as stated.

NeoRx Corporation

By:
Doug Given, M.D., Ph.D.
Chief Executive Officer

Bay City Capital BD LLC

By:
Sanford S. Zweifach
President